EXHIBIT 23.3

CONSENT OF ENGINEER

I hereby consent to references to my name under the heading “Description of the Business — Mineral Reserves and Resources” and all other references to my name included or incorporated by reference in: (i) Teck Resources Limited’s Annual Report on Form 40-F for the year ended December 31, 2009; (ii) Teck Resources Limited’s registration statement on Form S-8 (File No. 333-140184); and (iii) the incorporation by reference in registration statement on Form F-9 (File No. 333-152735), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended as applicable.

Sincerely,

/s/ Americo Zuzanaga
Name:	Americo Zuzunaga
Title:	MAusIMM 221856

Location: Antofagasta, Peru
March 23, 2010